Subsidiaries of the Registrant





Subsidiaries           Percentage Owned          Jurisdiction of Incorporation
------------           ----------------          -----------------------------

Fidelity Bank, PaSB          100%                Pennsylvania

FB Capital Trust             100%                Delaware

FBIC, Inc.                   100%                Delaware